Exhibit 99.1

Community Bankers Trust Corporation Reports 1st Quarter Results for 2011

Glen Allen, VA, May 2, 2011 - Community Bankers Trust Corporation (the “Company”) (NYSE Amex: BTC), the holding company for Essex Bank (the “Bank”), today reported a first quarter 2011 net loss of $1.2 million. This compares with a net loss of $2.8 million in the first quarter of 2010 and net income of $2.7 million in the fourth quarter of 2010.  Net loss available to common stockholders was $1.5 million in the first quarter of 2011 compared to a net loss available to common stockholders of $3.0 million in the first quarter of 2010 and net income available to common stockholders of $2.4 million in the fourth quarter of 2010.

Rex L. Smith III, the recently selected President and Chief Executive Officer of the Company and the Bank, stated, “While we are disappointed to report the loss, the primary contributor was the expense associated with the accelerated amortization of our FDIC indemnification asset, which was $1.5 million greater than in the fourth quarter of 2010.   Although this had a negative impact on first quarter results, it reflects that loans covered by our FDIC shared loss agreements are performing better than our original projections and, if this tendency continues, will result in higher income from the FDIC-covered loan pools in the future. ”

Mr. Smith added, “I am encouraged by our trends in lower funding costs and in our ability to hold noninterest expenses down.  Non-performing loans remain higher than we would like, but the past due loans declined for the third consecutive quarter.  We continue to diligently work the existing loan portfolio to reduce the level of problem credits but this will take some time given the real estate trends in our markets.  In addition, we are focused on our ability to generate quality new loans to offset non-performing loans and declining balances in both the covered and non-covered loan portfolios.”

Mr. Smith concluded, “We are beginning to see improvement in the core operations of the bank despite the continued economic uncertainty.  We are working closely with our regulators to conform to all the conditions of the recently disclosed Written Agreement.  Our capital ratios remain strong and the new management team is optimistic for the remainder of 2011.”

Key highlights for the first quarter of 2011 include the following:

•
Non-covered loans past due 30 – 89 days continue to trend lower and were $4.6 million at March 31, 2011, down from $14.6 million at December 31, 2010, $18.3 million at September 30, 2010 and $24.6 million at June 30, 2010.

•	Net interest income was $10.1 million for the first quarter of 2011, an increase of $386,000, or 4.0%, over the fourth quarter of 2010.
•	Interest expense declined $586,000, or 15.0% on a linked quarter basis, the result of an aggressive deposit pricing strategy.
•	FDIC indemnification asset amortization, which lowers noninterest income, was $2.7 million in the first quarter of 2011, as compared with $1.2 million in the fourth quarter of 2010.
•	Noninterest expenses were $9.2 million in the first quarter of 2011, a decline of $649,000, or 6.6%, over first quarter 2010 noninterest expenses of $9.9 million.
•
Excluding FDIC covered assets, the ratio of the allowance for loan losses to total loans was 4.19% at March 31, 2011, which management believes is commensurate with risks within the non-covered loan portfolio.

RESULTS OF OPERATIONS
Net loss available to common stockholders was $1.5 million, or $0.07 per common share on a diluted basis, for the quarter ended March 31, 2011 compared with a net loss available to common stockholders of $3.0 million, or $0.14 per common share on a diluted basis, for the quarter ended March 31, 2010.  The change in earnings performance was primarily driven by a reduction in the level of provision for loan losses. Provision for loan losses were $5.0 million in the first quarter of 2010 compared to $1.5 million in the first quarter of 2011.  Also positively influencing the reduction in net loss for the first quarter of 2011 compared to the first quarter of 2010 was a $649,000, or 6.6%, improvement in noninterest expenses. Noninterest expenses declined from $9.9 million in the first quarter of 2010, to $9.2 million in the first quarter of 2011.  Offsetting these improvements was a decline in total noninterest income, from $415,000 in the first quarter of 2010, to negative $1.4 million in the first quarter of 2011 as the Company recognized $2.7 million in FDIC indemnification asset amortization, which resulted in a reduction in the amount carried on the balance sheet that the Company anticipates it will collect from the FDIC on the loans covered by shared loss agreements.

The following table presents summary income statements for the first quarters of 2011 and 2010.

SUMMARY INCOME STATEMENT
(dollars in thousands)

	Three Months Ended
	March 31, 2011	March 31 ,2010
Interest income	$13,394	$15,246
Interest expense	3,311	5,188
Net interest income	10,083	10,058
Provision for loan losses	1,498	5,042
Net interest income after provision for
loan losses	8,585	5,016
Non-interest income	(1,406)	415
Non-interest expense	9,211	9,860
Income (benefit) tax	(838)	(1,665)
Net (loss) income	$(1,194)	$(2,764)
Dividends on preferred stock	—	221
Accretion of preferred stock discount	52	48
Preferred dividends not paid	221	—
Net (loss) income available to common
stockholders	$(1,467)	$(3,033)
(Loss) earnings per share available to common stockholders	$(0.07)	$(0.14)
Basic	$(0.07)	$(0.14)
Diluted

Interest Income - Linked Quarter
Interest income for the first quarter of 2011 was $13.4 million, a decrease of $200,000, or 1.5%, from fourth quarter 2010 interest income of $13.6 million.  Interest and fee income on loans was $11.1 million in both the first quarter of 2011 and the fourth quarter of 2010.  Securities interest income, including interest on federal funds sold and deposits in other banks, declined $158,000, or 6.3%, on a linked quarter basis, from $2.5 million to $2.3 million. This was due to both a lower level in securities balances and a shift to agency mortgage-backed securities in an effort to lessen the risk that would result from a rise in interest rates. Mortgage-backed securities issued by the Government National Mortgage Agency (GNMA), which carry a 0% risk-weighting for risk-based capital purposes, accounted for $22.2 million of the total amount reinvested after the sale of higher risk weighted tax-exempt municipal securities.

Interest income was affected by a $42.7 million decline in average interest-earning assets during the quarter.  Total securities balances declined $9.2 million, or 3.0%, and were $298.3 million at March 31, 2011, compared to $307.5 million at December 31, 2010.  Net loans declined $14.5 million, or 2.4%, from $614.7 million at December 31, 2010 to $600.2 million at March 31, 2011.

Interest Expense – Linked Quarter
Interest expense for the first quarter of 2011 was $3.3 million, a decrease of $586,000, or 15.0%, from interest expense of $3.9 million for the fourth quarter of 2010.  Average interest-bearing liabilities declined $50.6 million, or 5.2%, from $969.8 million in the fourth quarter of 2010 to $919.2 million in the first quarter of 2011, a result of a de-leveraging strategy.  Total deposits at March 31, 2011 were $929.5 million, a decline of $32.2 million, or 3.4%, from total deposits of $961.7 million at December 31, 2010.  Interest bearing deposits declined $34.0 million and noninterest bearing deposits increased $1.8 million over this time frame.  Due to aggressive repricing, the cost of interest-bearing liabilities changed from 1.61% in the fourth quarter of 2010 to 1.44% in the first quarter of 2011.

Net Interest Income
Net interest income was $10.1 million for the quarter ended March 31, 2011, compared with $9.7 million for the quarter ended December 31, 2010.  This represents an increase of $386,000, or 4.0%, and is the result of an increase in interest and fees on FDIC covered loans of $732,000 at a resultant yield of 13.59% on the carry balances of the loans in that portfolio for the first quarter of 2011.  On a tax equivalent basis, net interest income was $10.3 million for the first quarter of 2011 compared to tax equivalent net interest income of $10.0 million for the fourth quarter of 2010.  The tax equivalent net interest margin increased to 4.33% in the first quarter of 2011 compared to 4.01% in the fourth quarter of 2010.

Net interest income was $10.1 million for the quarter ended March 31, 2011, compared with $ 10.1 million for the first quarter of 2010.  The stable level of net interest income over these respective time frames is the result of a balance between decreases in total interest income of $1.9 million offset by a like decrease of $1.9 million in total interest expense.  The tax equivalent net interest margin increased in the first quarter of 2011 to 4.33% from 4.04% in the first quarter of 2010.

At December 31, 2010, the acquisition, construction and development (ADC) pool originally purchased from the FDIC in 2009 had a carrying value in accordance with FASB Accounting Standards Codification (ASC) 310-30 (originally issued as AICPA Statement of Position No. 03-3, Loans and Debt Securities Acquired with Deteriorated Credit Quality) accounting rules of $410,000.  Future cash flows on the ADC pool, based on an analysis of the loans in the pool, were determined to be not reasonably estimatable.  As a result, management applied the cost recovery method to the ADC loan pool, which requires that all cash payments first be applied to principal. During the first quarter of 2011, sufficient cash payments were received on the ADC pool to lower the carrying value to $0, with excess payments being applied to interest income.  Any subsequent payments will now be recognized as interest income.

The following table compares the Company’s net interest margin, on a tax-equivalent basis, for the first quarters of 2011 and 2010 and the fourth quarter of 2010.

NET INTEREST MARGIN
(dollars in thousands)
	For the Quarters ended
	3/31/2011	12/31/2010	3/31/2010
Average interest-earning assets	$950,678	$993,412	$1,042,006
Interest income	$13,394	$13,594	$15,246
Interest income - tax equivalent	$13,607	$13,847	$15,707
Yield on interest-earning assets	5.73%	5.58%	6.03%
Average interest-bearing liabilities	$919,214	$969,824	$1,019,503
Interest expense	$3,311	$3,897	$5,188
Cost of interest-bearing liabilities	1.44%	1.61%	2.04%
Net interest income	$10,083	$9,697	$10,058
Net interest income - tax equivalent	$10,296	$9,950	$10,519
Interest spread	4.28%	3.97%	3.99%
Net interest margin	4.33%	4.01%	4.04%

Provision for Loan Losses
The provision for loan losses for non-covered loans was $1.5 million for the quarter ended March 31, 2011.  This compares with a credit to the provision of $77,000 for the fourth quarter of 2010 and a $5.0 million provision for the quarter ended March 31, 2010.  The ratio of the allowance for loan losses to nonperforming assets was 43.39% at March 31, 2011, compared to 59.6% at December 31, 2010.  The ratio of allowance for loan losses to total non-covered loans was 4.19% at March 31, 2011 compared with 4.86% at December 31, 2010 and 3.42% at March 31, 2010. The decrease in the allowance for loan losses to total non-covered loans from December to March was mainly the result of aggressive charge-offs for non-performing loans.  Net charged-off loans of $5.5 million for the quarter ended March 31, 2011 compared with net charged-off loans of $8.7 million for the quarter ended December 31, 2010 and $3.4 million in the first quarter of 2010.

The following table reconciles the activity in the Company’s non-covered allowance for loan losses, by quarter, for the past five quarters.

CREDIT QUALITY
(dollars in thousands)	2011	2010
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
Allowance for loan losses:

Beginning of period	$25,543	$34,353	$38,785	$19,798	$18,169
Provision for loan losses	1,498	(77)	1,116	20,402	5,042
Charge-offs	(5,634)	(8,898)	(5,647)	(2,029)	(3,486)
Recoveries	135	165	99	614	73
Net charge-offs	$(5,499)	$(8,733)	$(5,548)	$(1,415)	$(3,413)
End of period	$21,542	$25,543	$34,353	$38,785	$19,798

Noninterest Income
On a linked quarter basis, noninterest income was negative $1.4 million in the first quarter of 2011, compared with $2.9 million for the fourth quarter of 2010.  FDIC indemnification asset amortization increased $1.5 million on a linked quarter basis, from $1.2 million in the fourth quarter of 2010 to $2.7 million in the first quarter of 2011. Additionally, noninterest income decreased $3.3 million due to $4.0 million in securities gains realized in the fourth quarter of 2010 as compared with $661,000 in securities gains realized in the first quarter of 2011.

The increased FDIC indemnification asset amortization is the result of improved forecasted performance from the loan pools acquired from the FDIC.  Based on current forecasts, as both projected losses and FDIC reimbursements decline, the FDIC indemnification asset amortization increases to reduce the FDIC indemnification asset over the life of the FDIC shared loss agreements.  During the first quarter of 2011, the Company’s projected expected loan pool losses declined by $4.8 million, requiring the Company to increase the rate of FDIC indemnification asset amortization.  As a result, the Company’s FDIC indemnification asset amortization increased $1.5 million, totaling $2.7 million for the quarter.  Although loss projections could change, this level of quarterly amortization could continue based on current forecasts.  However, lower losses also improve future accretion interest income performance and reduce the losses the Company must absorb under the FDIC shared loss agreements, which is currently twenty percent.

Other components of noninterest income for the first quarter of 2011 included net losses on sales and write-downs on other real estate owned of $612,000 versus losses of $723,000 for the fourth quarter 2010.   Service charges on deposit accounts were $576,000 for the first quarter of 2011 compared with $618,000 for the fourth quarter of 2010.  Other noninterest income was $714,000 in the first quarter of 2011 compared to $168,000 in the fourth quarter of 2010.

For the quarter ended March 31, 2011, noninterest income equaled negative $1.4 million versus $415,000 in the first quarter of 2010.  This change was due primarily to the aforementioned $2.4 million negative change in FDIC indemnification asset amortization and a reduction in other noninterest income of $1.5 million, offset by a $1.8 million reduction in net losses on sales and write-down on other real estate owned, a $307,000 increase in gains on sales of securities and an increase of $11,000 in service charges on deposit accounts.

Noninterest Expense
On a linked quarter basis, noninterest expenses totaled $9.2 million for the three months ended March 31, 2011 compared with $8.8 million for the quarter ended December 31, 2010, an increase of $381,000, or 4.3%.

The FDIC assessment was $872,000 for the first quarter of 2011, an increase of $274,000, or 45.8%, from FDIC assessment expense of $598,000 in the fourth quarter of 2010.  This represented the largest increase in any noninterest expense category on a linked quarter basis.

Salaries and employee benefits for the first quarter of 2011 were $4.2 million or 45.6% of all noninterest expenses, compared with $4.0 million or 45.3% of all noninterest expenses for the fourth quarter of 2010.  This represents an increase of $205,000, or 5.1%.  During the fourth quarter of 2010, the Company froze the defined benefit plan from one of its predecessors, which effectively created a one-time pension curtailment gain of $210,000. Excluding this one-time gain in the fourth quarter of 2010, salaries and employee benefits declined $5,000 on a linked quarter basis.

Other increases in noninterest expenses on a linked quarter basis were an increase of $92,000 in occupancy expenses, from $722,000 in the fourth quarter of 2010 to $814,000 in the first quarter of 2011, and an increase of $33,000 in equipment expenses, from $297,000 in the fourth quarter of 2010 to $330,000 in the first quarter of 2011. Other operating expenses, which increased $19,000, were $1.7 million for each period.

Professional fees represented the largest decrease in noninterest expenses, on a linked quarter basis, and declined $109,000, from $300,000 in the fourth quarter of 2010 to $191,000 in the first quarter of 2011, a decrease of 36.3%.  Legal fees decreased $92,000, from $197,000 in the fourth quarter of 2010, to $105,000 in the first quarter of 2011.  Data processing fees decreased $41,000 on a linked quarter basis and were $452,000 in the first quarter of 2011 and $493,000 in the fourth quarter of 2010.  The Company continues to aggressively look for ways to reduce its major operating expenses.

Noninterest expenses were $9.2 million for the first quarter of 2011 compared with $9.9 million for the first quarter of 2010.  This represents a $649,000, or 6.6% decrease.  Personnel expenses declined $927,000, from $5.1 million in the first quarter of 2010 to $4.2 million for the first quarter of 2011.  Professional fees declined $143,000, or 42.8%, from $334,000 in the first quarter of 2010 compared to $191,000 in the first quarter of 2011. Equipment expenses declined $82,000 from the first quarter of 2010 to the same period in 2011.  Data processing expenses declined $54,000 during this time frame.

Income Taxes
Income tax benefit was $838,000 for the three months ended March 31, 2011, compared with income tax expense of $1.1 million for the three months ended December 31, 2010 and an income tax benefit of $1.7 million in the first quarter of 2010.

FINANCIAL CONDITION
At March 31, 2011, the Company had total assets of $1.085 billion, a decrease of $30.1 million, or 2.7%, from total assets of $1.116 billion at December 31, 2010. Total loans, including loans covered by the FDIC shared loss agreements of $108.3 million, were $622.6 million at March 31, 2011, decreasing $18.5 million, or 2.9%, from $641.1 million at December 31, 2010.   The carrying value of covered loans declined $7.2 million, or 6.2%, from December 31, 2010. The reduction in the covered loan portfolio was due to the planned disposition of FDIC covered assets and declining balances of FDIC covered loans.  Non-covered loans equaled $514.3 million at March 31, 2011, declining $11.3 million, or 2.1%, since December 31, 2010.  The decline in loan volume within the non-covered loan portfolio was the direct result of $5.5 million in net loan charge-offs coupled with loan run-off and an overall decrease in loan demand.

The following table shows the composition of the Company’s non-covered loan portfolio on a linked quarter basis.

(dollars in thousands)
	March 31, 2011		December 31, 2010
	Amount	% of Non- Covered Loans	Amount	% of Non- Covered Loans
Mortgage loans on real estate:
Residential 1-4 family	$133,327	25.91%	$137,522	26.15%
Commercial	201,017	39.07%	205,034	38.99%
Construction and land development	95,286	18.52%	103,763	19.73%
Second mortgages	8,429	1.64%	9,680	1.84%
Multifamily	15,356	2.98%	9,831	1.87%
Agriculture	3,020	0.59%	3,820	0.73%
Total real estate loans	456,435	88.71%	469,650	89.31%
Commercial loans	47,092	9.15%	44,368	8.44%
Consumer installment loans	8,706	1.69%	9,811	1.87%
All other loans	2,245	0.45%	1,993	0.38%
Gross loans	514,478	100.00%	525,822	100.00%
Less allowance for loan losses	(21,542)		(25,543)
Less unearned income on loans	(202)		(274)
Non-covered loans, net of unearned income	$492,734		$500,005

The Company’s securities portfolio decreased $9.2 million, or 3.0%, during the first quarter of 2011 to equal $298.3 million. The Company had Federal funds sold of $5.0 million at March 31, 2011 versus $2.0 million at December 31, 2010.  Securities balances declined during the first quarter of 2011 to offset declines in deposit balances as well as de-leverage the Company’s balance sheet, which increases the Tier 1 leverage capital ratio. The change in the composition of the securities portfolio shortened the duration of the Company’s asset base and makes it less vulnerable to an increase in interest rates.  The sales of securities during the first quarter of 2011 also resulted in a gain of $661,000, or $436,000 net of tax effect.

The following table shows the composition of the Company’s securities portfolio, excluding equity securities, on a linked quarter basis.

(dollars in thousands)
	March 31, 2011		December 31, 2010
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities Available for Sale
U.S. Treasury issue and other
U.S. Government agencies	$78,933	$77,731	$90,849	$89,574
State, county and municipal	49,698	49,657	69,865	70,335
Corporate and other bonds	5,076	5,094	3,576	3,573
Mortgage backed securities	79,971	80,865	51,489	52,078
Total securities available for sale	$213,678	$213,347	$215,779	$215,560

Securities Held to Maturity	March 31, 2011		December 31, 2010
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
State, county and municipal	13,063	13,808	13,070	13,763
Corporate and other bonds	—	—	1,002	1,005
Mortgage backed securities	64,730	68,049	70,699	74,258
Total securities held to maturity	$77,793	$81,857	$84,771	$89,026

Total deposits at March 31, 2011 were $929.5 million, decreasing $32.2 million from December 31, 2010. Time deposits declined $35.9 million during the first quarter of 2011 as management continued to lower rates among all regions as loan demand remains weak and covered loans continued to decline in volume. The Company is attempting to restructure the deposit mix away from higher priced time deposits and more into lower cost transactional accounts.  The most notable change was the increase in savings accounts, which increased $2.6 million, or 4.1%, during the first quarter of 2011.   The Company’s total loan-to-deposit ratio was 67.0% at March 31, 2011 compared to 66.7% at December 31, 2010.

The following table details the change in the mix of interest bearing deposits from December 31, 2010 to March 31, 2011.

(dollars in thousands)
	March 31, 2011	December 31, 2010	$ change	% change
NOW	$105,870	$106,248	(378)	(0.36%)
MMDA	27,284	127,594	(310)	(0.24%)
Savings	66,733	64,121	2,612	4.07%
Time deposits less than $100,000	346,018	367,333	(21,315)	(5.80%)
Time deposits $100,000 and over	219,508	234,070	(14,562)	(6.22%)
Total interest bearing deposits	$865,413	$899,366	$(33,953)	(3.78%)

The Company had Federal Home Loan Bank (FHLB) advances of $37.0 million at each of March 31, 2011 and December 31, 2010.

Stockholders’ equity at March 31, 2010 was $105.9 million and represented 9.8% of total assets. Stockholders’ equity was $107.1 million, or 9.6% of total assets, at December 31, 2010.

Asset Quality – Non-Covered Assets
The Company aggressively identifies and monitors all non-covered loans for potential weaknesses.  Once a loan meets a substandard classification, it is turned over to the special assets division of the Bank for proper oversight and management.  During the fourth quarter, the special assets division further reviewed all substandard loans for nonaccrual or impairment status.

Nonaccrual loans were $42.0 million at March 31, 2011 compared to $36.5 million at December 31, 2010. Total nonperforming assets increased $6.8 million from December 31, 2010 to $49.6 million at March 31, 2011.   Total charge-offs for the first quarter of 2011 were $5.6 million and recoveries were $135,000.  For the fourth quarter of 2010, total charge-offs were $8.9 million and recoveries were $165,000.  Management’s aggressive strategy to work non-performing loans and other real estate owned is evidenced in the volume of charge-offs as well as the level of the loan loss reserve.

Despite the level of charge-offs noted above and the increase in other real estate owned, the Company continues to report a loan loss reserve at 4.19% of non-covered loans.  Likewise, the allowance for loan losses equals 51.3% of nonaccrual loans at March 31, 2011.

The following table sets forth selected asset quality data, excluding FDIC covered assets, and ratios for the dates indicated:

ASSET QUALITY (NON COVERED)
(dollars in thousands)	2011	2010
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter

Nonaccruing loans	$42,029	$36,532	$43,298	$41,690	$28,706
Loans past due over 90 days and accruing interest	282	389	35	—	—
Total nonperforming non-covered loans	$42,311	$36,921	$43,333	$41,690	$28,706
Other real estate owned non-covered	7,332	5,928	4,320	4,333	1,565
Total nonperforming non-covered assets	$49,643	$42,849	$47,653	$46,023	$30,271

Allowance for loan losses	$21,542	$25,543	$34,353	$38,785	$19,798
Average loans during quarter, net of
unearned income	$517,805	$539,503	$557,324	$575,457	$577,715
Loans, net of unearned income	$514,276	$525,548	$547,509	$562,539	$579,724

Allowance for loan losses to loans	4.19%	4.86%	6.27%	6.89%	3.42%
Allowance for loan losses to
nonperforming assets	43.39%	59.61%	72.09%	84.27%	65.40%
Allowance for loan losses to nonaccrual
loans	51.26%	69.92%	79.34%	93.03%	68.97%
Nonperforming assets to loans and other
real estate	9.52%	8.06%	8.64%	8.12%	5.21%
Net charge-offs for quarter to average
loans, annualized	4.25%	6.47%	3.98%	0.98%	2.36%

A further breakout of nonaccrual loans, excluding covered loans, at March 31, 2011 and December 31, 2010 is below:

(dollars in thousands)
	March 31, 2011		December 31, 2010
	Amount of Non Accrual	% of Non-Covered Loans	Amount of Non Accrual	% of Non-Covered Loans
Mortgage loans on real estate:
Residential 1-4 family	$8,421	6.32%	$9,600	6.98%
Commercial	8,589	4.27%	7,181	3.50%
Construction and land development	22,804	23.93%	16,854	16.24%
Second mortgages	289	3.43%	218	2.25%
Multifamily	—	—	—	—
Agriculture	53	1.75%	—	—
Total real estate loans	40,156	8.80%	33,853	7.21%
Commercial loans	1,734	3.68%	2,619	5.90%
Consumer installment loans	139	1.60%	60	0.61%
All other loans	—	0.00%	—	0.00%
Gross loans	$42,029	8.17%	$36,532	6.95%

Capital Requirements

Total Stockholders’ equity was $105.9 million at March 31, 2011.  The Company’s ratio of total risk-based capital was 15.8% at March 31, 2011 compared to 15.6% at December 31, 2010.  The tier 1 risk-based capital ratio was 14.7% at March 31, 2011 and 14.4% at December 31, 2010. The Company’s tier 1 leverage ratio was 8.5% at March 31, 2011 and 8.1% at December 31, 2010.  All capital ratios exceed regulatory minimums.

The Company will defer the May 2011 payment of its regular quarterly cash dividend with respect to its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, which the Company issued to the United States Department of Treasury in connection with the Company’s participation in the Treasury’s TARP Capital Purchase Program in December 2008.  The Company had previously deferred the August and November 2010 and February 2011 payments.  The Company has also deferred, beginning in September 2010, the interest payments that it makes with respect to trust preferred subordinated debt.

About Community Bankers Trust Corporation

The Company is the holding company for Essex Bank, a Virginia state bank with 24 full-service offices, 13 of which are in Virginia, seven of which are in Maryland and four of which are in Georgia. The Company also operates one loan production office. Additional information is available on the Company’s website at www.cbtrustcorp.com.

Earnings Conference Call and Webcast

The Company will host a conference call for the financial community on Wednesday, May 4, 2011, at 10:00 a.m. Eastern Time to discuss the first quarter 2011 financial results. The public is invited to listen to this conference call by dialing 800-860-2442 at least 10 minutes prior to the call.  Interested parties may also listen to this conference call through the internet by accessing the “Investor Information” page of the Company’s internet site at www.cbtrustcorp.com.

A replay of the conference call will be available from 12:00 p.m. Eastern Time on May 4, 2011 until 9:00 a.m. Eastern Time on May 12, 2011. The replay will be available by dialing 877-344-7529 and entering access code 450672 or through the internet by accessing the “Investor Information” page of the Company’s internet site at www.cbtrustcorp.com.

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements with respect to the Company’s operations, growth strategy and goals. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in the following: the quality or composition of the Company’s loan or investment portfolios, including collateral values and the repayment abilities of borrowers and issuers; assumptions that underlie the Company’s allowance for loan losses; general economic and market conditions, either nationally or in the Company’s  market areas; the ability of the Company to comply with regulatory actions, and the costs associated with doing so; the interest rate environment; competitive pressures among banks and financial institutions or from companies outside the banking industry; real estate values; the demand for deposit, loan, and investment products and other financial services; the demand, development and acceptance of new products and services; the Company’s compliance with, and the timing of future reimbursements from the FDIC to the Company under, the shared-loss agreements; assumptions and estimates that underlie the accounting for loan pools under the shared-loss agreements; consumer profiles and spending and savings habits; the securities and credit markets; costs associated with the integration of banking and other internal operations; management’s evaluation of goodwill and other assets on a periodic basis, and any resulting impairment charges, under applicable accounting standards; the soundness of other financial institutions with which the Company does business; inflation; technology; and legislative and regulatory requirements. Many of these factors and additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and other reports filed from time to time by the Company with the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information in it.

Contact: Bruce E. Thomas

Executive Vice President/Chief Financial Officer

Community Bankers Trust Corporation

804-443-4343

Consolidated Statements of Financial Condition
Unaudited Condensed

(dollars in thousands)	March 31, 2011	December 31, 2010	March 31, 2010

Assets
Cash and due from banks	$18,147	$8,604	$16,001
Interest bearing bank deposits	13,600	22,777	15,340
Federal funds sold	5,000	2,000	6,174
Total cash and cash equivalents	36,747	33,381	37,515

Securities available for sale, at fair value	213,347	215,560	189,637
Securities held to maturity	77,793	84,771	105,320
Equity securities, restricted, at cost	7,119	7,170	8,346
Total securities	298,259	307,501	303,303

Loans	514,276	525,548	579,724
Covered FDIC loans	108,329	115,537	143,334
Allowance for loan losses (non covered)	(21,542)	(25,543)	(19,798)
Allowance for loan losses (covered)	(829)	(829)	-
Net loans	600,234	614,713	703,260

Bank premises and equipment	35,206	35,587	36,670
Other real estate owned	7,332	5,928	1,565
Covered FDIC other real estate owned	9,116	9,889	10,727
Covered FDIC receivable	1,398	7,250	10,922
Bank owned life insurance	6,895	6,829	6,608
Core deposit intangibles, net	14,253	14,819	16,515
Goodwill	-	-	5,727
FDIC indemnification asset	55,535	58,369	74,658
Other assets	20,518	21,328	16,738
Total assets	$1,085,493	$1,115,594	$1,224,208

Liabilities
Deposits:
Demand:
Noninterest bearing	64,128	62,359	63,579
Interest bearing	865,413	899,366	980,708
Total deposits	929,541	961,725	1,044,287

Federal funds purchased	-	-	-
Federal Home Loan Bank advances	37,000	37,000	37,000
Trust preferred capital notes	4,124	4,124	4,124

Other liabilities	8,968	5,618	10,547
Total liabilities	979,633	1,008,467	1,095,958

Stockholders' Equity
Preferred stock (5,000,000 shares authorized $0.01 par value) 17,680 shares issued and outstanding	17,680	17,680	17,680
Discount on preferred stock	(609)	(660)	(806)
Warrants on preferred stock	1,037	1,037	1,037
Common stock (50,000,000 shares authorized $0.01 par value) issued and outstanding of 21,468,455 shares, 21,468,455 shares, and 21,470,727 shares, respectively	215	215	215
Additional paid in capital	143,999	143,999	143,999
(Accumulated deficit) retained earnings	(56,244)	(54,999)	(35,911)
Accumulated other comprehensive income (loss)	(218)	(145)	2,036
Total stockholders' equity	105,860	107,127	128,250
Total liabilities and stockholders' equity	$1,085,493	$1,115,594	$1,224,208

Consolidated Statements of Operations
Unaudited Condensed

(dollars in thousands)
	2011	2010
	First		Fourth	Third	Second	First
	Quarter	YTD	Quarter	Quarter	Quarter	Quarter
Interest and dividend income
Interest and fees on loans	$7,234	$33,444	$8,008	$8,235	$8,478	$8,723
Interest and fees on FDIC covered loans	3,820	13,759	3,088	3,692	3,386	3,593
Interest on federal funds sold	2	9	4	1	3	1
Interest on deposits in other banks	14	100	27	19	24	30
Taxable	1,912	8,486	1,979	2,340	2,162	2,005
Nontaxable	412	3,128	488	866	880	894
Total interest income	13,394	58,926	13,594	15,153	14,933	15,246
Interest expense
Interest on deposits	2,979	17,041	3,557	4,141	4,486	4,857
Interest on federal funds purchased	-	3	1	1	1	-
Interest on other borrowed funds	332	1,345	339	342	333	331
Total interest expense	3,311	18,389	3,897	4,484	4,820	5,188

Net interest income	10,083	40,537	9,697	10,669	10,113	10,058

Provision for loan losses	1,498	27,363	(77)	1,116	21,282	5,042
Net interest income after provision for loan losses	8,585	13,174	9,774	9,553	(11,169)	5,016
Noninterest income
Gain/(loss) on sale of OREO	(612)	(5,052)	(723)	(770)	(1,182)	(2,377)
FDIC indemnification asset amortization	(2,745)	(3,165)	(1,174)	(1,252)	(362)	(377)
Gains on sales of securities	661	3,588	3,982	(296)	(452)	354
Service charges on deposit accounts	576	2,464	618	659	622	565
Other	714	3,809	168	132	1,259	2,250
Total noninterest income	(1,406)	1,644	2,871	(1,527)	(115)	415
Noninterest expense
Salaries and employee benefits	4,204	19,190	3,999	5,255	4,805	5,131
Occupancy expenses	814	2,948	722	774	713	739
Equipment expenses	330	1,394	297	322	363	412
Legal fees	105	456	197	117	96	46
Professional fees	191	1,802	300	425	743	334
FDIC assessment	872	2,395	598	579	613	605
Data processing fees	452	2,306	493	735	572	506
Amortization of intangibles	565	2,261	565	565	566	565
Impairment of goodwill	-	5,727	-	-	5,727	-
Other operating expenses	1,678	6,773	1,659	1,615	1,977	1,522

Total noninterest expense	9,211	45,252	8,830	10,387	16,175	9,860

Net income/(loss) before income taxes	(2,032)	(30,434)	3,815	(2,361)	(27,459)	(4,429)
Income tax (benefit)/expense	(838)	(9,442)	1,128	(1,062)	(7,843)	(1,665)

Net (loss)/income	$(1,194)	$(20,992)	$2,687	$(1,299)	$(19,616)	$(2,764)
Dividends accrued on preferred stock	-	442	-	-	221	221
Accretion of discount on preferred stock	52	194	49	48	49	48
Preferred dividends not paid	221	442	221	221	-	-
Net (loss) income available to common stockholders	$(1,467)	$(22,070)	$2,417	$(1,568)	$(19,886)	$(3,033)

Community Bankers Trust Corporation
Net Interest Margin Analysis
Average Balance Sheet

	Three months ended March 31, 2011			Three months ended December 31, 2010
			Average			Average
(dollars in thousands)	Average	Interest	Rates	Average	Interest	Rates
	Balance	Income/	Earned/	Balance	Income/	Earned/
	Sheet	Expense	Paid	Sheet	Expense	Paid
ASSETS:
Loans, including fees	$517,805	$7,234	5.59%	$539,503	$8,008	5.94%
Loans covered by FDIC loss share	112,463	3,820	13.59%	118,384	3,088	10.43%
Total loans	630,268	11,054	7.02%	657,887	11,096	6.75%
Interest bearing bank balances	14,681	14	0.39%	25,981	27	0.42%
Federal funds sold	4,611	2	0.19%	7,543	4	0.21%
Investments (taxable)	257,244	1,912	2.97%	251,175	1,979	3.15%
Investments (tax exempt)	43,874	624	5.69%	50,826	741	5.83%
Total earning assets	950,678	13,607	5.73%	993,412	13,847	5.58%
Allowance for loan losses	(24,918)			(33,392)
Non-earning assets	169,080			192,768
Total assets	$1,094,840			$1,152,788

LIABILITIES AND
STOCKHOLDERS' EQUITY
Demand - interest bearing	$232,483	$346	0.60%	$232,261	$348	0.60%
Savings	64,958	85	0.52%	63,880	85	0.53%
Time deposits	580,510	2,548	1.76%	629,673	3,124	1.98%
Total deposits	877,950	2,979	1.36%	925,814	3,557	1.54%
Fed funds purchased	140	1	0.61%	1,495	1	0.54%
FHLB and other borrowings	41,124	331	3.22%	42,515	339	3.19%
Total interest-bearing liabilities	919,214	3,311	1.44%	969,824	3,897	1.61%
Non-interest bearing deposits	62,459			65,668
Other liabilities	5,548			7,275
Total liabilities	987,221			1,042,767
Stockholders' equity	107,619			110,021
Total liabilities and
stockholders' equity	$1,094,840			$1,152,788
Net interest earnings		$10,296			$9,950
Interest spread			4.28%			3.97%
Net interest margin			4.33%			4.01%

(1) Income and yields are reported on a tax equivalent basis assuming a federal tax rate of 34%.

Community Bankers Trust Corporation
Net Interest Margin Analysis
Average Balance Sheet

	Three months ended March 31, 2010
(dollars in thousands)	Average Balance Sheet	Interest Income/ Expense	Average Rates Earned/Paid
ASSETS:
Loans non covered, including fees	$577,715	$8,723	6.04%
FDIC covered loans, including fees	146,460	3,593	9.81
Total loans	724,175	12,316	6.80
Interest bearing bank balances	22,614	30	0.53
Federal funds sold	1,696	1	0.16
Securities (taxable)	201,166	2,005	3.99
Securities (tax exempt)(1)	92,355	1,355	5.87
Total earning assets	1,042,006	15,707	6.03
Allowance for loan losses	(18,647)
Non-earning assets	200,668
Total assets	$1,224,027

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand - interest bearing	$211,845	$400	0.76
Savings	60,339	93	0.62
Time deposits	705,658	4,364	2.47
Total deposits	977,842	4,857	1.99
Federal funds purchased	537	-	0.14
FHLB and other borrowings	41,124	331	3.22
Total interest bearing liabilities	1,019,503	5,188	2.04
Noninterest bearing deposits	60,746
Other liabilities	11,817
Total liabilities	1,092,066
Stockholders’ equity	131,961
Total liabilities and stockholders’ equity	$1,224,027
Net interest earnings		$10,519
Net interest spread			3.99%
Net interest margin			4.04%

(1) Income and yields are reported on a tax equivalent basis assuming a federal tax rate of 34%.

Non-GAAP Financial Measures

The information below presents certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). Common tangible book value equals total stockholders’ equity less preferred stock, goodwill and identifiable intangible assets; and common tangible book value per share is computed by dividing common tangible book value by the number of common shares outstanding. Common tangible assets equal total assets less preferred stock, goodwill and identifiable intangible assets.

Management believes that common tangible book value and the ratio of common tangible book value to common tangible assets are meaningful because they are some of the measures that the Company and investors use to assess capital adequacy. Management believes that presenting the change in common tangible book value per share, the change in stock price to common tangible book value per share, and the change in the ratio of common tangible book value to common tangible assets provide meaningful period-to-period comparisons of these measures.

These measures are a supplement to GAAP used to prepare the Company’s financial statements and should not be viewed as a substitute for GAAP measures. In addition, the Company’s non-GAAP measures may not be comparable to non-GAAP measures of other companies. The following tables reconcile these non-GAAP measures from their respective GAAP basis measures.

	3/31/2011	12/31/2010	3/31/2010
Common Tangible Book Value
Total Stockholder's Equity	105,860,000	107,126,000	128,250,000
Preferred Stock	18,108,000	18,057,000	17,911,000
Goodwill	-	-	5,727,000
Core deposit intangible	14,253,000	14,819,000	16,515,000
Common Tangible Book Value	73,499,000	74,250,000	88,097,000
Shares Outstanding	21,468,455	21,468,455	21,468,455
Common Tangible Book Value Per Share	$3.42	$3.46	$4.10

Stock Price	$1.16	$1.05	$2.91

Price/Common Tangible Book	33.9%	30.4%	70.9%

Common Tangible Book/Common Tangible Assets
Total Assets	1,085,493,000	1,115,594,000	1,224,208,000
Preferred Stock (net)	18,108,000	18,057,000	17,911,000
Goodwill	-	-	5,727,000
Core deposit intangible	14,253,000	14,819,000	16,515,000
Common Tangible Assets	1,053,132,000	1,082,718,000	1,184,055,000
Common Tangible Book	$73,499,000	$74,250,000	$88,097,000
Common Tangible Equity to Assets	6.98%	6.86%	7.44%